EXHIBIT 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Wintrust Financial Corporation for the approval of the merger agreement between Wintrust Financial Corporation and First Northwest Bancorp, Inc. and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements of Wintrust Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP
                                             ERNST & YOUNG LLP

Chicago, Illinois
January 20, 2005